Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Second Quarter 2023 Financial Results

August 2, 2023

Joel Meyer – Chief Legal Officer

Welcome to our Q2 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q2 2023 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update

Thank you Joel, and hello everyone.

Q2 was a strong quarter on many fronts, a testament to our maniacal focus on being easy to begin doing business with and excellent at guiding customers along their product digitization journey.

Starting with the “easy to begin doing business with” portion of our mantra, I want to highlight a few wins on the direct side of our business.  We added two large, new customers in the pharmaceutical vertical, and we are hard at work expanding this flywheel to help this industry combat the massive -- and massively important -- issue of counterfeit products.

We also closed deals with two separate divisions of a top-25 global CPG for a sandboxed version of our platform involving factory automation, and are working to pull together the ecosystem partners necessary to provide a quickly scalable and low-touch solution to the 100s if not 1000s of other companies that would benefit from the same.  Based not just on these two initial wins, nor just on our internal research, but very importantly also on our growing pipeline of opportunity as the word gets out, we are confident we have a truly differentiated and high value factory automation solution that we can’t wait to provide to many others.

On the channel side, we added two new VARs, including the large $32 million plus contract we announced a few months ago.  We have high expectations that both relationships will grow as we prove Digimarc Illuminate’s value in allowing our VARs to provide unique and differentiated solutions to their end customers.

In addition, the public announcement of our large VAR deal has put us squarely on the security printing industry’s radar. We are in early conversations with two new prospects, each of which represent a sizeable opportunity.  This further validates the unique position we enjoy in this space, based not just on Illuminate’s capabilities as the world’s best product digitization hyperscaler, but also Digimarc’s hard-earned and well-deserved reputation with this industry, gained by over two decades of delivering value to the world’s central banks.

In addition to the opportunities opening to us in the security printing space, the day after we issued that press release, we received an invite to a full day planning session for a proposed Deposit Return Systems (DRS) program in a major country.  We are focused on expanding our opportunities in the DRS market as we believe our Illuminate platform provides our VARs the ability to offer a DRS solution that is easier, more comprehensive and more cost-effective than the status quo.

As for the “excellent at guiding customers along their product digitization journey” portion of our mantra, we signed multi-year extensions with six important customers in Q2, five of which resulted in a meaningful increase in annual recurring revenue, a testament to the power of our technology and our team.  Four of these renewals were with direct customers, and the other two were with VARs.  In addition to these contract renewals, we also had two customers whose contracts were structured under the legacy pay-as-you-go model significantly ramp up their usage in Q2, including a top five global CPG that is also a key supplier to Walmart.

All of the above helped contribute to strong results in the two key financial metrics about which we obsess.  While Charles will elaborate more in a moment, I want to highlight subscription revenue was up 44% year-over-year, and 59% when adjusting for the end-of-life of Piracy Intelligence.  In addition to strong subscription revenue growth, subscription gross margin expanded 400 basis points sequentially to a near best-in-class 84%, with further expansion ahead as we continue to remove costs from our platform and add high-incremental-margin subscription revenue.

Before I turn the call over to Charles, I want to take this opportunity to answer a question I know is front of mind for many of our investors.

Yes, our technology does have a significant role to play as the world grapples with both the opportunities and dangers of generative AI, and as we’ve been busy preparing our soon-to-launch offering, informed by all the learnings and knowledge that comes from being the pioneer and widely-recognized vanguard of digital watermarking, it has been wonderful to see some of the world’s largest companies and governments conclude the same.

We also applaud the various governments and GenAI companies who are moving to act on this conclusion, including most recently the seven leading AI companies who convened at the request of the White House and voluntarily committed to take specific steps.  The world seems to be coalescing around the view that safely and securely unlocking the transformational power of GenAI will require addressing its biggest dangers head-on, a view we not only share, but one we are uniquely positioned – and excited – to help achieve.

And no bigger problems need solving in the world of GenAI than how to ensure the authenticity of digital media, and how to provide for the safety and fairness of the input to the models themselves.  We believe there’s an obvious need for a single robust, secure, and easy-to-adopt solution that can accomplish both, while also adding additional value to stakeholders in the world of GenAI and beyond, and are anxious to begin telling that story more broadly, but today, I want to focus more specifically on each of these two potentially show-stopping problems in turn.

Regarding the need to ensure the authenticity of digital media in a world where digital asset creation is easy, fast and cheap, while the current proposal of tagging all GenAI-created output is a solid first step if for no other reason than it shows that the GenAI companies are serious about taking action, it won’t solve the problem of how to ensure the authenticity of digital media for the following four reasons.

First, unless every GenAI company applies digital watermarks to its output, which is an impossibility for many reasons, simply tagging the GenAI-created content of some will do as little to prove authenticity as if it were done by none.  Intuitively, no one would suggest that the system we have built alongside the world’s central banks to help protect the authenticity of currency should rely on every potential counterfeiter, current and future, printing the word “FAKE” on their counterfeit currency.  The same logic applies here.

Second, a solution that rests solely on digitally watermarking GenAI output assumes that there are only nefarious or frivolous uses of GenAI, an assumption with which we (along with many others) disagree.  An incredible amount of legitimate content is already being produced with the help of GenAI, and the value-creation potential of GenAI is still in its infancy.  Similar to how the output of copy editors improved with the advent of spell check, the work of professional creatives will improve by incorporating GenAI.  GenAI is a generational productivity tool that should and will be used by legitimate creators of digital assets, and what truly matters is whether a digital asset was created by the source one believes it was, not the method or tools used in its creation.

Third, authentic content used in an inauthentic context is often worse than just lacking certainty about a digital asset’s native authenticity because this scenario provides a false sense of comfort.  Context about when and why authentic content was created and used matters, and it matters a great deal.  To wit, an authentic image of a medicine that appears in an inauthentic place, such as the website of an unauthorized or otherwise illegitimate reseller, will without doubt increase the odds a consumer mistakenly purchases a potentially dangerous item.  Content and context are two sides of the same authenticity coin.

And finally, many GenAI engines rely on open-source technology, which essentially gives anyone the keys to inspect, understand and potentially even edit lines of code, including those lines involving security.  There’s a reason network security companies don’t build their business around open-source technology, and the same logic applies when it comes to a system tasked with ensuring the authenticity of digital assets.

For these reasons, simply watermarking GenAI-created output will not adequately ensure the authenticity of digital content. Moreover, there’s another crucial issue that must be addressed. The world also needs safe and fair filtering of the content that trains these AI engines. Several groups have an immediate need for those safeguards.

First are the companies and creatives who have spent an incredible amount of talent, time, money, and effort to create their digital assets; this is why copyright law exists in countries around the world.  Without an automated “safe and fair” input filter, these assets have simply become free input to the training of GenAI engines, without the copyright owners having a say.  That isn’t fair, and in many cases, it isn’t legal.

Second are the GenAI companies.  They need a solution that allows them to comply with copyright law or they risk the exponentially-growing avalanche of lawsuits overwhelming their legal teams as well as their balance sheets, and the only alternative being considered, unilaterally restricting the input needed to train their engines, will deprive the world of the productivity gains their useful and powerful technology will bring. In addition, the GenAI companies also face a second still-in-its-infancy avalanche of existential risk, namely model collapse, because without an automated way to filter the quality of input (along multiple different vectors), the models will suffer ever-decreasing quality of output until they asymptote to worthless; the universal law of GIGO (garbage in, garbage out) applies in the world of GenAI, too.  And finally, beyond these two “game over” risks, the current processes being applied to GenAI model training could be made much more efficient, in multiple ways, if a robust automated input filter that also allowed for identification were applied.

And third is a group much larger than the first two combined, a group comprised of 8 billion people.  We’re all stakeholders in stopping our memories, such as the pictures of our children, from being used and monetized without our knowledge, let alone our permission. One of the statements coming out of the White House on this topic a few weeks ago was “…[the highest standards must be upheld] to ensure that [GenAI] innovation doesn’t come at the expense of Americans’ rights and safety.”  Extend that statement to all countries’ citizens, and we wholeheartedly agree.  A system that allows for an extensible and adaptable opt-in and/or opt-out filter benefits all, and we are excited to soon offer the world a single system that will allow for that, instilling confidence in content authenticity, and a whole lot more.

In sum, some of the brightest minds in the world, spanning both the public and private sectors, have instinctually understood that, yes, our technology has a role to play in what will likely prove to be the most powerful technology advancement since the internet itself.  And importantly, they have shown a willingness to act to address the problems that must be addressed to unleash this power.  We applaud them and are excited to build upon the foundation they have set.  Due to our legacy, experience, and unrivaled expertise in digital watermarking, we have a meaningful role to play in solving the problems at hand. Digimarc will deliver a solution that provides for authenticity, security, safety, and protection of rights. A system that benefits all.

As we finish up the work we have been doing ahead of launch, we are thankful for the positive reception we are already receiving with some incredibly important stakeholders, and are excited to unveil more soon.

I will now turn the call over to Charles to discuss our financial results.

Financial Results

Thank you Riley, and hello everyone.

Before I dive deeper into our Q2 financial results, there are some financial highlights that are important to emphasize.

●	We closed $8.8 million in first year commercial bookings, up more than 300% year-over-year;
●	We delivered 59% year-over-year subscription revenue growth from current products;
●	We achieved 84% subscription gross profit margin; and
●	We significantly reduced our operating expenses and cash burn from last year.

I highlight these areas as they are all critical drivers as we work hard to get the business to profitability. Now onto the details.

First year commercial bookings were $8.8 million during the second quarter, a 4x increase when compared to the $2.2 million booked in Q2 last year.

As Riley mentioned, one source of this growth was upsells to existing customers. These upsells are important to mention as we have some very large customers, and in most cases, we are in the earlier stages of account penetration, meaning we have a lot of runway to materially grow the revenue from these existing customers. These opportunities for revenue growth can come from adding new products and/or expanding usage of existing products. While not unexpected, it was an encouraging sign to see these customers not only renew their contracts but to do so at higher levels of commitment.

It’s also important to highlight that many of the deals contributing to bookings this quarter were multi-year commitments. Because we only report first year bookings, the true impact of a multi-year contract is not captured. To further this point, if we sign a 3-year committed contract for instance, only the first year’s annual fees would ever be reflected in our reported bookings number. Years 2 and 3 would never show up. The impact of that contract, however, is committed revenue for the next three years.  I share this context because bookings would have been much higher this quarter if we included the total contract value for multi-year deals.

Total revenue for the quarter was $8.7 million, an increase of $1.0 million or 13% from $7.7 million in Q2 last year. Excluding revenue from our end-of-life Piracy Intelligence product, revenue increased $1.3 million or 17% year-over-year.  As a reminder, Q2 last year was the last quarter of meaningful Piracy Intelligence revenue and so this optical headwind to year-over-year growth is now gone.

Subscription revenue, which accounted for 54% of total revenue for the quarter, grew 44% from $3.2 million to $4.7 million. Our subscription revenue growth rate was 59% or $1.7 million when excluding Piracy Intelligence. Again, this headwind goes away starting in Q3.

Service revenue declined 10% from $4.5 million to $4.1 million, reflecting the impact of HolyGrail recycling project work in Q2 last year of $700 thousand. Excluding this non-recurring project work, service revenue increased $300 thousand or 8%, reflecting the impact of a larger annual budget from the Central Banks for project work this year.  We still expect our currency business to deliver double digit growth this year.

Subscription gross profit margin improved from 73% in Q2 last year to 84% in Q2 this year. The large increase in margins year-over-year reflects two positive trends we foreshadowed on our Q4 earnings call that would start to occur this year and continue into next year and beyond. First, a more favorable mix of subscription revenue to our newer products, which carry higher gross profit margins on average than our legacy products. Second, our product infrastructure costs are declining, even with increased usage by customers on our platform. We expect these trends to continue resulting in further expansion over time to our subscription gross profit margins. This is an important development to note given our focus as a company on growing subscription revenue.

Service gross profit margin decreased from 61% in Q2 last year to 51% in Q2 this year. The decrease reflects the impact of project work we realized from HolyGrail recycling projects in Q2 last year and some higher costs in Q2 this year, which are not expected to repeat.  We anticipate service gross profit margin to be in the mid-50’s on average going forward with some fluctuation quarter to quarter depending on labor mix.

Operating expenses for the quarter were $16.1 million compared to $18.9 million in Q2 last year. The large decrease in operating costs largely reflects the impact of the reduction in force this past February along with other cost savings initiatives implemented in Q1 this year.

Non-GAAP operating expenses for the quarter were $12.9 million compared to $15.0 million in Q2 last year.

Net loss per share for the quarter was 53 cents versus 75 cents in Q2 last year. Non-GAAP net loss per share, which excludes non-cash and non-recurring items, was 29 cents versus 47 cents in Q2 last year.

We ended the quarter with $34.5 million in cash and investments.

We used $8.5 million of cash and investments during the quarter compared to $14.7 million in Q2 last year. Our cash usage for the quarter, while much lower than last year, reflecting higher revenues and lower costs, was negatively impacted by unfavorable timing of customer receipts. It was also much higher than we anticipate our quarterly results to be going forward. For the second half of 2023, we expect our total cash usage for the six-month period to be noticeably less than the amount of cash we used in the last three months alone. As we have stated before, we continue to be focused on building a sustainable business capable of extremely high cash flow generation.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

Final Remarks

Thanks Charles.

Q2 was a strong quarter.  On both the direct and channel front, we were successful in not just being easy to begin doing business with, but also excellent at guiding customers along their product digitization journey.  As promised at the end of last quarter’s call, and continues today, we are seeing momentum across all areas of our business, and that strength is showing up in our income statement in the two key financial metrics about which we obsess, with 59% year-over-year subscription revenue growth from current products and the sequential addition of another 400 basis points of subscription gross margin to a near best-in-class 84%.

But however strong Q2 was, what continues to excite us most is where we are going, because as we are beginning to show the results of our transformation to unlock the unparalleled power of our world-leading product digitization hyperscaler, we are also on the cusp of extending that opportunity more fully to the digital world, a domain in which the combination of our past and present will add to our delivery of a generational future.

Operator, we will now open up the call for questions.